                      CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 16 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 13, 1999, relating to the financial statements and financial highlights of Anchor Pathway Fund, which appears in such Statement of Additional Information and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "General Information - Independent Accountants and Legal Counsel" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.


/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York
January 13, 1999